                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             COMMISSION FILE NUMBER 33-65438


                          BALLY'S CASINO HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


       8700 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631 (773) 399-1300 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


            SENIOR DISCOUNT NOTES DUE 1998 AND SENIOR DISCOUNT NOTES (Title of each class of securities covered by this Form)


                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)      / /       Rule 12h-3(b)(1)(ii)     / /
          Rule 12g-4(a)(1)(ii)     / /       Rule 12h-3(b)(2)(i)      / /
          Rule 12g-4(a)(2)(i)      / /       Rule 12h-3(b)(2)(ii)     / /
          Rule 12g-4(a)(2)(ii)     / /       Rule 15d-6               / /
          Rule 12h-3(b)(1)(i)      /X/




     Approximate number of holders of record as of the certification or notice date: Less than 300.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bally's Casino Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   December 23, 1996               By:       /s/ James S. Montana, Jr.
                                            ----------------------------------
                                             Name:  James S. Montana
                                             Title:  Senior Vice President